EXHIBIT 9


                             VOTING TRUST AGREEMENT

         THIS AGREEMENT, made and entered into as of the 4th day of December, 1989, by and between the persons listed on the signature page(s) hereof as Participating Shareholders (hereinafter referred to as the "Participating Shareholders"), who own or hold in trust shares of the voting common stock of National Presto Industries, Inc. in the amounts set forth opposite their respective names on the signature page(s) hereof,

                                       and

Maryjo Cohen, as Voting Trustee,

                              W I T N E SS E T H :

         WHEREAS, National Presto Industries, Inc. (the "Company") is a corporation duly organized and existing under the laws of the State of Wisconsin, and the Participating Shareholders own an aggregate of approximately twenty-three percent (23%) of the presently issued and outstanding voting common stock of the Company; and

         WHEREAS, the Participating Shareholders feel it to be in their best interests or in the best interests of those they represent to have the voting rights associated with their stock in the Company exercised as a unit in all matters concerning the management of the Company's business, its affairs and major corporate transactions so as to best protect their interests or the interest of those they represent in the operation of the Company;

         NOW, THEREFORE, in the interests of stabilizing and enhancing the voting power of the shares possessed or held by the Participating Shareholders on behalf of themselves or those who they represent, and in consideration of the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, it is agreed, by and between the parties hereto, as follows:

         1. Promptly following the execution of this Agreement, each Participating Shareholder shall transfer and deliver unto the Voting Trustee stock certificates representing shares of the Company owned by him/her/it in the number of shares set opposite his/her/its name subscribed below. Promptly thereafter, the Voting Trustee shall issue and deliver to each Participating Shareholder a voting trust certificate in the form attached hereto as Exhibit A (the "Voting Trust Certificate"). All shares of the Company shall be retained by the Voting Trustee.

         2. By accepting issuance of a Voting Trust Certificate, each Participating Shareholder covenants that he/she/it will transfer and deliver to the Voting Trustee such additional shares of the voting stock of the Company as he/she/it may at any time hereafter in any manner acquire or receive and will accept, in lieu thereof, Voting Trust Certificates to be issued by the Voting Trustee, according to the terms of this Agreement.

         3. During the time that this Agreement is in force, the Voting Trustee shall possess legal title to the stock deposited with the Trustee and shall exercise all rights of every nature with respect to all such shares, including the right to vote in person or by proxy; provided, however, that the Voting Trustee shall instruct the Company to pay all cash dividends on the stock held by the Voting Trustee directly to the record holders of the Voting Trust Certificates or to their designated assigns, in accordance with a written assignment, a copy of which has been supplied to the Voting Trustee, in proportion to their respective interests. If the Voting Trustee receives any voting stock of the Company as a dividend upon the shares of stock held by the Voting Trustee hereunder, the Voting Trustee shall hold such stock dividends subject to this Agreement and shall issue Voting Trust Certificates representing such shares to the record holders of the Voting Trust Certificates, in proportion to their respective interests. If any dividend on the Company's stock is paid other than in money or in voting stock of the Company, the Voting Trustee shall distribute such dividend, in kind, among the record holders of the Voting Trust Certificates, in proportion to their respective interests, subject to subsection 5(d) below.

         4. This Agreement shall continue in full force and effect until the expiration of twenty (20) years from the date hereof; provided, however, that this Agreement may be terminated any time prior thereto by the Voting Trustee, if he/she finds, in his/her sole and absolute discretion, that it is in the best interests of all Participating Shareholders to do so. In addition, this Agreement may be terminated at any time by the unanimous written consent of all the record holders of Voting Trust Certificates. Upon the expiration or termination of this Agreement and upon the surrender of the Voting Trust Certificates then outstanding, the Voting Trustee shall deliver the shares of the voting common stock of the Company then held by the Voting Trustee to the record holders of the Voting Trust Certificates, in proportion to their respective interests in such stock.

         5. The Voting Trustee hereby accepts this trust appointment and assumes the duties herein created upon the following terms and conditions:

                  (a) The Voting Trustee shall be protected in any action taken by him/her in reliance upon any notice, resolution, vote, request, consent, certificate, affidavit, written statement, stock certificate, bond, note, coupon, waiver, or other paper or document believed by him/her to be genuine and to have been signed by the proper parties.

                  (b) The Voting Trustee shall not be liable for the exercise of any discretion or power hereunder or for mistakes or errors of judgment or otherwise, in connection with this trust, unless the Voting Trustee has acted in a fraudulent or willfully improper manner.

                  (c) The Participating Shareholders shall indemnify and hold harmless the Voting Trustee if the Voting Trustee is made or threatened to be made a party to a proceeding by reason of his/her former or present status as Voting Trustee against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by the Voting Trustee in connection with the proceeding.

                  (d) The Voting Trustee shall not be entitled to receive compensation for the time and effort he/she devotes to his/her duties as Voting Trustee.

                  (e) The Voting Trustee is authorized and empowered to construe this Agreement, and his/her construction of the same, made in good faith, shall be final, conclusive and binding upon all holders of the Voting Trust Certificates and all other parties interested.

         6. The Voting Trustee may be removed at any time by the unanimous written consent of all record holders of Voting Trust Certificates, said removal to be effective immediately upon the execution of the document showing unanimous written consent. In addition, the Voting Trustee shall have the right to resign at any time by delivering a written resignation to each holder of Voting Trust Certificates. The Voting Trustee's resignation shall be effective when his/her successor's appointment becomes effective.

         7. A Voting Common-Trustee or Successor Voting Trustee may be appointed in the following manner:

                  (a) The Voting Trustee (including any Successor Voting Trustee) shall have the power to appoint any person or persons to act as a Voting Co-Trustee with himself/herself and/ or as a Successor Voting Trustee to himself/herself, and to set the rules governing the succession of such Voting Trustees. To appoint a Common-Trustee or a Successor Trustee, the Voting Trustee shall deliver a writing, which refers specifically to this Voting Trust Agreement and which is signed and dated, to the desired appointee, and the appointee shall accept his appointment in writing, also signed and dated. Such an appointment may be made at any time, whether prior or subsequent to the Voting Trustee's resignation, and the Voting Trustee may designate a Successor Voting Trustee in his/her Will, if the other requirements of this Paragraph 7 are satisfied. An appointment may be revoked by the Voting Trustee in a writing, signed and dated, at any time prior to the effective date of the appointment. Prior to such effective date, a subsequent appointment automatically revokes a prior appointment to the extent the two appointments are inconsistent, but the death of the Voting Trustee does not revoke an appointment of a Successor Voting Trustee made by the Voting Trustee during his/her lifetime.

                  (b) The appointment of a Common-Trustee shall become effective upon delivery to each then-existing holder of Voting Trust Certificates of copies of the writings that constitute the appointment and its acceptance. The appointment of a Successor Trustee shall become effective upon the later of: (i) delivery to each then-existing holder of Voting Trust Certificates of copies of the writings that constitute the appointment and its acceptance, (ii) the delivery of the written resignation of the prior Voting Trustee, in accordance with Paragraph 6 above; or (iii) the delivery to each then-existing holder of Voting Trust Certificates of a copy of the Voting Trustee's death certificate.

                  (c) If a Voting Trustee becomes unable or unwilling to serve and has not named a Voting Common-Trustee or a Successor Voting Trustee within thirty (30) days thereafter, (i) the remaining Voting Common-Trustee, if any may serve alone, or (ii) if said Trustee is the sole Voting Trustee, the holders of the Voting Trust Certificates may appoint a successor by written consent of two-thirds or more of the voting power of the Voting Trust Certificates.

                  Any Voting Common-Trustee or Successor Voting Trustee shall have all powers granted to a Voting Trustee by this Agreement and shall be embraced within the term "Voting Trustee" whenever used herein.

         8. Upon the transfer of a Voting Trust Certificate and upon the surrender of said Voting Trust Certificate, properly endorsed by the registered holder thereof according to the rules established for that purpose by the Voting Trustee, the Voting Trustee shall transfer said Voting Trust Certificate on his/her books and records. Subject to assignment of dividends as provided in
Section 3 above, the Voting Trustee may treat the holders of record of the Voting Trust Certificates as the owners of the Voting Trust Certificates for all purposes and shall not be affected by any notice to the contrary.

         Every transferee of a Voting Trust Certificate issued hereunder shall, by the acceptance of such Voting Trust Certificate, become a party hereto, as though an original party hereto, and shall be embraced within the term "Participating Shareholders" or similar terminology whenever used herein.

         The transfer books for Voting Trust Certificates may be closed by the Voting Trustee at any time prior to any payments or distributions, or the Voting Trustee, in his/her discretion, in lieu of closing the transfer books, may fix a date as the day as of which the holders of Voting Trust Certificates shall be determined.

         9. Upon any dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Voting Trustee shall receive the assets to which the holders of the Voting Trust Certificates are entitled and shall distribute such assets among the record holders of the Voting Trust Certificates in proportion to their interests, as shown by the books of the Voting Trustee at the close of business on the day on which such assets are received.

         10. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, devisees, personal representatives, successors and assigns.

         11. It is the intention of the parties that the laws of the State of Wisconsin, without regard to choice of law rules, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

Number of Shares of
Voting Common Stock
Transferred by Shareholder                  Shareholders
--------------------------                  ------------

  555,695                                   EDITH PHILLIPS 1984 TRUST
                                            By  /s/ Edith Phillips, its Trustee

  486,520                                   EILEEN COHEN 1985 TRUST
                                            By  /s/ Eileen Cohen, its Trustee

   38,610                                   MELVIN S. COHEN 1984 TRUST
                                            By  /s/ Melvin S. Cohen, its Trustee

   48,712                                   ALYSSA ALPINE TRUST
                                            By  /s/ its Trustee

   45,200                                   ALYSSA ALPINE TRUST NO. 2
                                            By  /s/ its Trustee

    6,254                                   AMY R. COHEN TRUST
                                            By  /s/ its Trustee

   17,120                                   1983 COHEN FAMILY TRUST
                                            By  /s/ its Trustee

   19,605                                   AMY R. COHEN TRUST NO. 40
                                            By  /s/ its Trustee

  125,684                                   AMY R. COHEN


   23,864                                   MARYJO COHEN TRUST NO. 41
                                            By  /s/ its Trustee

   48,728                                   AMY R. ALPINE TRUST UNDER THE
                                            WILL OF L.E. PHILLIPS
                                            By  /s/ its Trustee

   89,850                                   MARYJO COHEN TRUST UNDER THE
                                            WILL OF L.E. PHILLIPS
                                            By  /s/ its Trustee



  163,822                                   MARYJO COHEN
                                            /s/

---------
1,669,664
=========